Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in the registration statement on Form S-4 (Amendment No. 1) of AMC Entertainment Holdings, Inc. of our report dated February 17, 2017, on our audits of the consolidated financial statements of Digital Cinema Implementation Partners, LLC and Subsidiaries as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, which report is included in the Form 10-K of AMC Entertainment Holdings, Inc. for the year ended December 31, 2016. We also consent to the reference to our Firm under the caption “Experts”.

/s/ CohnReznick LLP

May 30, 2017

Roseland, New Jersey